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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Amendment No. 5 to the Registration Statement on Form F-3 of Kingsway Financial Services Inc. of our auditors' reports dated February 6, 2003 on the consolidated balance sheets of Kingsway Financial Services Inc. as at December 31, 2002 and 2001, and the consolidated statements of operations, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedules, which appear in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.


KPMG LLP

Toronto, Canada
July 18, 2003